SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
August 16, 2005 (August 10, 2005)

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	00019774 (Commission File Number)	51-0303670 (IRS Employer Identification No.)

365 West Passaic Street, Rochelle Park, NJ (Address of principal executive offices)	07662 (Zip Code)

Registrant's telephone number including area code: (201) 845-0880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.02. Results of Operations and Financial Condition.

On August 16, 2005, United Retail Group, Inc. (the “Company”) issued a press release, which is furnished as Exhibit 99.2 to this report, for publication on August 17, 2005. The press release contains financial data with respect to the second fiscal quarter.

The percentage changes in comparable store sales mentioned in the press release refer to those stores that were open for at least 12 months. A store that is relocated within the same shopping center or mall is considered comparable. However, if the store is relocated elsewhere, it is considered a new store and not comparable. A store that is expanded or contracted is still comparable, i.e., the sales from the remodeled store are considered comparable. Stores that are closed are not considered comparable. The comparable store sales calculation is not adjusted for changes in the store sales return reserve.

SECTION 8 – Other Events.

Item 8.01 – Other Events.

On August 10, 2005, the Company published a press release, which is furnished as Exhibit 99.1 to this Report, with respect to the partial reversal of the previously recorded expense described in the following paragraphs of this Section 8.01.

A subsidiary of the Company, United Retail Incorporated (“URI”), is the defendant in a suit in California Superior Court, Los Angeles County, styled Erik Stanford et ano vs. United Retail Incorporated, served on URI by two former store managers in California. The suit is purportedly a class action on behalf of certain current and former URI associates employed in California.

The plaintiffs in the Stanford case assert wage and hour claims and related claims against URI with respect to the period from April 1999 to December 2004.

As previously reported, on March 18, 2005, URI and the named plaintiffs entered into a Stipulation and Settlement Agreement, subject to Court approval. The Stipulation and Settlement Agreement provides for a comprehensive settlement in the total amount of up to approximately $2.3 million, including interest and payroll taxes. The total settlement amount includes an unfunded obligation to pay the plaintiffs (the “Payout Fund”) up to a total of approximately $1.6 million, payable on a claims made basis.

At a Court hearing held on August 16, 2005, the fairness of the terms of the Stipulation and Settlement Agreement was approved.

Further, the Stipulation and Settlement Agreement provides that claims to obtain a portion of the Payout Fund or objections to the settlement terms must be mailed by plaintiffs to the claims administrator within a specified time.

The time for 99% of the plaintiffs to reply to the claims administrator has expired. Timely postmarked claims from plaintiffs were received in the mail by the claims administrator for a total of approximately $1.1 million. The balance of the $1.6 million Payout Fund has not been claimed, provided, however, that the time for other plaintiffs entitled to up to $2,241 from the Payout Fund to reply to the claims administrator has not yet expired. Except for the $2,241 that remains open, the unclaimed balance of the Payout Fund has been forfeited by the plaintiffs and will be retained by URI.

In addition, no objections to the settlement terms have been received by the claims administrator to date although the time for 1% of the plaintiffs to object has not yet expired.

Expense for the maximum settlement cost was recorded prior to the current fiscal year. However, in light of the Court’s approval and based on the plaintiffs’ filed claims against the Payout Fund, the Company determined that $0.5 million of expense, representing the unclaimed portion of the Payout Fund and payroll taxes thereon, would be reversed and taken into income with respect to the second fiscal quarter.

SECTION 9. Financial Statements and Exhibits.

Item 9.01 – Financial Statements and Exhibits.

(c)     Exhibit 10 – Stipulation and Settlement Agreement, dated as of March 18, 2005, between United Retail Incorporated and the named plaintiffs in the cause entitled Stanford et ano vs. United Retail Incorporated is incorporated by reference to Exhibit 10 to the Corporation’s Current Report on Form 8-K, dated March 23, 2005.

Exhibit 99.1 – Press release of the Company, dated August 10, 2005, is furnished.

Exhibit 99.2 – Press release of the Company, dated August 17, 2005, is furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 16, 2005	UNITED RETAIL GROUP, INC. By:/s/ GEORGE R. REMETA George R. Remeta Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
10	Stipulation and Settlement Agreement, dated as of March 18, 2005, between United Retail Incorporated and the named plaintiffs in the cause entitled Stanford et ano vs. United Retail Incorporated is incorporated by reference to Exhibit 10 to the Corporation's Current Report on Form 8-K, dated March 23, 2005.
99.1	Press release of the Company, dated August 10, 2005 (furnished)
99.2	Press release of the Company, dated August 17, 2005 (furnished)